EXHIBIT (a)(1)(iii)

ON SEMICONDUCTOR CORPORATION

Invites Holders of Its

Zero Coupon Convertible Senior Subordinated Notes Due 2024,

(CUSIP Nos. 682189 AA3 and 682189 AB1)

To Exchange Their Notes for

Zero Coupon Convertible Senior Subordinated Notes Due 2024, Series B

and an Exchange Fee

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5 P.M.,

NEW YORK CITY TIME, ON WEDNESDAY, JULY 19, 2006 (THE “EXPIRATION DATE”),

UNLESS EARLIER TERMINATED OR EXTENDED.

To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

ON Semiconductor Corporation (the “Company”) is offering to exchange each $1,000 principal amount of its outstanding zero coupon convertible senior subordinated notes due 2024 (the “Old Notes”) that is validly tendered and accepted for exchange upon the terms and subject to the conditions set forth in the Offer to Exchange dated June 20, 2006 (as amended and supplemented from time to time, the “Offer to Exchange”) and the related Letter of Transmittal (the “Letter of Transmittal”) for (i) $1,000 principal amount of its zero coupon convertible senior subordinated notes due 2024, Series B (the “New Notes” and, together, with the Old Notes, the “Notes”); and (ii) a one-time cash payment (an “Exchange Fee”) equal to $2.50 per $1,000 principal amount of such Old Notes validly tendered and accepted for exchange. The offer to exchange the Notes (including payment of the Exchange Fee) pursuant to the Offer to Exchange and the Letter of Transmittal is referred to herein as the “Offer.” The Offer is subject to important conditions as described in the Offer to Exchange.

We are requesting that you contact your clients for whom you hold Old Notes regarding the Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

1. The Offer to Exchange dated June 20, 2006;

2. The Letter of Transmittal for your use and for the information of your clients; and

3. A form of letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

Your prompt action is requested. The Offer will expire on the Expiration Date.

To participate in the Offer, a duly executed and properly completed Letter of Transmittal (or manually signed facsimile thereof), or an electronic confirmation pursuant to The Depository Trust Company’s Automatic Tender Offer Program, with any required signature guarantees and any other required documents, should be sent to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Exchange.

The Company will pay or cause to be paid all stock transfer taxes applicable to the exchange of Old Notes pursuant to the Offer, except as set forth in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer, or requests for additional copies of the enclosed materials, should be directed to the Information Agent at the address and phone numbers set forth below:

17 State Street, 10th Floor

New York, NY 10004

Banks and Brokers call Collect: (212) 440-9800

All Others Call Toll-Free: (866) 767-8989

Very truly yours,

ON SEMICONDUCTOR CORPORATION

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OUR AGENT OR THE AGENT OF THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON OUR OR THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN STATEMENTS MADE IN OUR OFFER TO EXCHANGE OR THE RELATED LETTER OF TRANSMITTAL.